Exhibit 99.1

Blink Charging Announces Workforce Reduction to Accelerate BlinkForward Initiative and Strengthen Global Market Position

EV Charging Infrastructure Leader to Implement Operational Cost Reduction Plan

Bowie, MD (May 19, 2025) Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global owner, operator, provider, and manufacturer of electric vehicle (EV) charging equipment and services, today announced a strategic restructuring plan designed to accelerate its BlinkForward objectives, enhance operational efficiencies, and position the Company for sustained long-term growth and profitability in the evolving global market.

The core of this plan includes a difficult but necessary reduction of the Company’s global workforce by approximately 20%. This action is designed to streamline operations, enhance agility, and align resources with the Company’s BlinkForward strategic priorities. These adjustments are anticipated to result in annualized savings of more than $11 million. The Company estimates it will incur between $1 million and $1.5 million of related costs, consisting of cash severance, other severance benefits, and other related restructuring costs. The workforce reduction is expected to be completed by the end of 3Q25.

The BlinkForward initiative represents Blink’s commitment to innovation, efficiency, and a resilient future. By realigning its operational structure, the Company is taking decisive steps to build a more focused and agile organization, capable of rapidly responding to market dynamics and capitalizing on future growth opportunities. These measures are specifically designed to advance the BlinkForward vision, which prioritizes sustainable innovation, customer-centric solutions, and enhanced shareholder value.

“Today’s decisions, while challenging, are crucial for propelling our BlinkForward strategy and ensuring the long-term success of Blink,” said Mike Battaglia, Blink’s President & CEO. “We are deeply grateful for the contributions of our departing colleagues and are committed to supporting them through this transition. This restructuring is a proactive step to build a more efficient and robust organization, better aligned with our strategic goals and poised to lead in the next phase of our growth.”

Blink Charging is committed to ensuring a seamless transition and will provide severance packages, outplacement services, and other forms of support to eligible affected employees.

“We are confident that this strategic realignment, under the banner of the BlinkForward initiative, will strengthen our competitive positioning, improve financial performance, and create a solid foundation for future innovation and market leadership,” added Battaglia.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. Blink Networks use proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446

Blink Media Contact

Felicitas Massa

PR@BlinkCharging.com

305-521-0200 ext. 266